EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

      Section 11(a) of the Securities Act of 1933 provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report for use in connection with the registration statement.

      On April 16, 2002, National Rural Utilities Cooperative Finance Corporation (“CFC”) dismissed Arthur Andersen LLP as its independent auditors. Prior to the date of this Form S-3, the Arthur Andersen partner responsible for the audit of the financial statements of CFC as of May 31, 2001 and for the year then ended resigned from Arthur Andersen LLP. As a result, after reasonable efforts, CFC has been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into this registration statement of Arthur Andersen LLP’s audit report with respect to CFC’s financial statements as of May 31, 2001 and for the two years then ended. Under these circumstances, Rule 437a under the Securities Act of 1933 permits CFC to file this Form S-3. However, as a result, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933.